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Securities Exchange Act of 1934

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☐      Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MICROSOFT CORPORATION

(Name of Registrant as Specified in Its Charter)

MICROSOFT CORPORATION

(Name of Person(s) Filing Proxy Statement)

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September 29, 2003

Dear Shareholder:

Microsoft has long believed in the importance of offering employees a strong and competitive compensation package of base pay, bonus, benefits and equity compensation. The equity component of our compensation program has always been designed to tie long-term employee incentive compensation to Company performance.

In July, we broke new ground when we announced an innovative approach to compensation that will offer employees a competitive and more stable level of equity-based incentive compensation than they’ve received during the past five years. This pioneering program reaffirms our commitment to creating an environment that encourages our people to do their best work, and where the value of their individual contributions as well as their collective efforts is appropriately recognized.

In September 2003, we began granting stock awards instead of stock options, and plan to do so on an annual basis going forward. As the stock awards vest, they will enable our employees to earn actual shares of Microsoft stock. At other companies, this kind of stock award is typically reserved for executives. We believe that giving every employee the opportunity to participate in direct ownership and to share in the success of the Company provides a direct link between the interests of employees and shareholders.

We also believe that tying the program to performance is important to creating shareholder value. That’s why, for more than 600 of Microsoft’s executives and senior managers, a significant portion of their stock awards, for the three-year period beginning with fiscal year 2004, will depend on growth in the number and satisfaction of Microsoft customers.

At the annual meeting, we will be asking you to approve amendments to the 2001 Stock Plan that will allow the Company to continue implementing the important changes announced in July. The proposed amendments would reduce the total number of shares that could be issued under the current stock plan and would allow the Company to use shares previously approved for stock option grants as stock awards, in keeping with our new compensation model. The Board of Directors recommends approval of these amendments. Without shareholder approval, we will not be able to make future grants of stock awards to employees as we have planned.

We also will be asking you to approve changes to the 1999 Stock Option Plan for Non-Employee Directors so that we can begin granting stock awards to our non-employee directors.

We believe our new compensation plan is good for employees, good for shareholders, and good for the Company. The new plan will allow us to attract and retain top talent and will better align shareholder and employee interests by making employees shareholders. The new compensation plan is another important step in an ongoing evolution of Microsoft’s business processes and strategy to position the Company for long-term growth and success. We hope you agree and will show your support by voting to approve the amendments set forth as Proposals 2 and 3 in the enclosed proxy statement.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

2003 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 11, 2003, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can return the enclosed Vote Instruction Form in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement. Have your 12-digit control number located on your proxy card available.

Point your browser to

http://www.proxyvote.com/

and follow the instructions to cast your vote. You can also register to receive your Annual Report and Proxy Statement electronically, instead of in print.

VOTE BY TELEPHONE

(800) 454-8683 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free (800) 454-8683.

You will be asked to enter your 12-digit control number located on your proxy card.

2003 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 11, 2003, at 8:00 A.M.

2003 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 11, 2003, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.eproxyvote.com/msft 24 hours a day / 7 days a week	(800) 435-6710 via touch tone phone toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying Proxy Statement. Have your 11-digit control number located on your proxy card available.	Read the accompanying Proxy Statement.
Call toll-free (800) 435-6710.
Point your browser to http://www.eproxyvote.com/msft	You will be asked to enter your 11-digit control number located on your proxy card.

and follow the instructions to cast your vote. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, proxy statement, and other correspondence will be delivered to you electronically via e-mail.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•      From Seattle via SR-520:

•      Take SR-520 east to I-405 south.

•      Take Exit 13B west onto NE 8th to 110th Avenue NE.

•      Turn left onto 110th to NE 6th Street.

•      Turn left onto NE 6th Street to Meydenbauer Center’s parking garage.

Due to limited parking availability, we encourage you to explore Metro’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Parking validation for the Meydenbauer Center garage will be available at the meeting.

•      From Seattle via I-90:

•      Take I-90 east to I-405 north.

•      Take Exit 12 for the SE 8th Street exit and stay right.

•      At the stoplight, go left onto SE 8th Street.

•      Turn right onto 112th Avenue NE.

•      Turn left onto NE 6th Street to Meydenbauer Center’s parking garage.

September 29, 2003

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Microsoft Corporation, which will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 11, 2003, at 8:00 a.m. Driving directions to the Meydenbauer Center can be found on the inside front cover of this document. Parking validation for the Meydenbauer Center garage will be available at the meeting. Please note that parking is limited, so plan ahead if you are driving to the meeting.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We will provide live coverage of the annual meeting from the Microsoft Investor Relations website at www.microsoft.com/msft. Additionally, the transcript along with video and audio of the entire annual meeting of shareholders will be available on the Investor Relations website after the meeting. We hope this will allow those of you who are unable to attend the meeting to hear Microsoft executives discuss the year’s results.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our shareholders as possible.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

2003 PROXY STATEMENT

MICROSOFT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 11, 2003

To the Shareholders:

The annual meeting of the shareholders of Microsoft Corporation will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 11, 2003, at 8:00 a.m. for the following purposes:

1.	To elect directors.
2.	To consider and vote upon proposed amendments to the Microsoft Corporation 2001 Stock Plan.
3.	To consider and vote upon proposed amendments to the Microsoft Corporation 1999 Stock Option Plan for Non-Employee Directors.
4.	To consider a shareholder proposal described in the accompanying Proxy Statement.
5.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on September 12, 2003, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

September 29, 2003

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

2003 PROXY STATEMENT

MICROSOFT CORPORATION

ONE MICROSOFT WAY

REDMOND, WASHINGTON 98052

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 11, 2003

This Proxy Statement, which was first mailed to shareholders on or about September 29, 2003, is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation (the “Company” or “Microsoft”), to be voted at the annual meeting of the shareholders of the Company, which will be held at 8:00 a.m. on November 11, 2003, at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting or by executing and delivering another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on September 12, 2003 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 12, 2003, there were 10,817,435,216 shares of common stock outstanding, held of record by 132,474 shareholders.

1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Ten directors are to be elected at the annual meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of the Company’s directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

NOMINEES

William H. Gates III, 47, was a founder of the Company and has served as Chairman since the Company’s incorporation in 1981. Mr. Gates served as the Company’s Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect. Mr. Gates is also a director of ICOS Corporation.

Steven A. Ballmer, 47, has headed several Microsoft divisions during the past 20 years, including operations, operating systems development, and sales and support. In July 1998, he was promoted to president, a role that gave him day-to-day responsibility for running Microsoft. He was named Chief Executive Officer in January 2000, assuming full management responsibility for the Company. Mr. Ballmer is also a director of Accenture Ltd.

James I. Cash Jr., Ph.D., 55, has been a director of the Company since May 2001. Dr. Cash is formerly The James E. Robison Professor of Business Administration at Harvard Business School, where he also served as Senior Associate Dean and Chairman of HBS Publishing. Professor Cash’s non-academic activities include serving as a trustee for Massachusetts General Hospital and Partners Healthcare. Dr. Cash is also a member of the board of directors of The Chubb Corporation, General Electric Company, and Scientific-Atlanta, Inc.

Raymond V. Gilmartin, 62, has been a director of the Company since April 2001. Mr. Gilmartin has been the Chairman of the Board, President and Chief Executive Officer of Merck & Co., Inc. since 1994. Prior to joining Merck, Mr. Gilmartin was Chairman, President and Chief Executive Officer of Becton Dickinson and Company. He joined that company in 1976 as Vice President, Corporate Planning, taking on positions of increasing responsibility over the next 18 years. Mr. Gilmartin also serves on the board of directors of General Mills, Inc. He is a member of the Council on Competitiveness, a director of The College Fund/UNCF, and a member of the Business Roundtable and the Business Council. Mr. Gilmartin is a trustee of the Healthcare Institute of New Jersey and a past Chairman of the Pharmaceutical Research & Manufacturers of America, now serving on its executive committee. He is a trustee of the Healthcare Leadership Council, a group dedicated to excellence in America’s health care system, and he is a trustee of Valley Health System, Inc.

1 / MSFT	2003 PROXY STATEMENT

Ann McLaughlin Korologos, 61, has been a director of the Company since January 2000. Ms. Korologos serves as Senior Advisor with Benedetto, Gartland & Co., Inc., a private investment banking company, and is also Vice Chairman of the Board of Trustees of RAND, a nonprofit institution that helps improve policy and decision making through research and analysis. Ms. Korologos served as Chairman of the Aspen Institute, an international non-profit educational institution, from 1996 to 2000. From 1990 until 1995, Ms. Korologos served as President of the Federal City Council, a non-profit, non-partisan organization comprised of approximately 150 top business and civic leaders dedicated to improving the nation’s capital. Ms. Korologos served as the United States Secretary of Labor from 1987 to 1989. She currently serves as a member of the board of directors of AMR Corporation (and its subsidiary, American Airlines), Fannie Mae, Harman International Industries, Inc., Host Marriott Corporation, Kellogg Company, and Vulcan Materials Company.

David F. Marquardt, 54, has served as a director of the Company since 1981. Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. He is a director of Netopia, Inc., Seagate Technology, Inc., Tumbleweed Communications Corp., and various privately held companies.

Charles H. Noski, 51, has not previously served as a director of the Company, and is nominated for election at the annual meeting. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s Board of Directors in 2002. Mr. Noski retired from AT&T upon the completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly-traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is a member of the American Institute of Certified Public Accountants and a past member of the Financial Accounting Standards Advisory Council. Mr. Noski is a director of Northrop Grumman Corporation, Air Products and Chemicals, Inc. and Teledyne Technologies Inc., and serves as a senior advisor to The Blackstone Group.

Dr. Helmut Panke, 57, has not previously served as a director of the Company, and is nominated for election at the annual meeting. Dr. Panke has been with BMW Bayerische Motoren Werke AG since 1982 in a variety of positions and, since May 2002, has served as Chairman of the Board of Management. From 1999 to 2002, he served as Member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was Member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and CEO of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities.

Wm. G. Reed Jr., 64, has been a director of the Company since 1987. Mr. Reed served as Chairman of Simpson Timber Company, a forest products company, from 1971 to 1986, and as Chairman of Simpson Investment Company from 1986 to 1996. He is also a director of PACCAR, Inc, Safeco Corporation, and Washington Mutual, Inc.

Jon A. Shirley, 65, served as President and Chief Operating Officer of Microsoft from 1983 to 1990. He has been a director of the Company since 1983. Prior to joining Microsoft, Mr. Shirley was with Tandy Corporation in a variety of positions, last as Vice President of Computer Merchandising. Mr. Shirley is Chairman of the Board of Trustees of the Seattle Art Museum, a trustee of the Museum of Flight in Seattle, Washington, a trustee of the Hill School, and a member of the Chairman’s Council of the Museum of Modern Art in New York City.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

In August 2002, the Board of Directors documented the governance practices followed by the Company by adopting the Microsoft Corporation Corporate Governance Guidelines in order to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of Microsoft’s shareholders. The Governance Guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Governance Guidelines were modified by the Board in March 2003 to, among other things, reflect changes to The Nasdaq Stock Market (“Nasdaq”) listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Board has five committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Governance and Nominating Committee, and an Antitrust Compliance Committee. The Governance Guidelines, as well as the Charter for each committee of the Board, may be viewed at http://www.microsoft.com/msft.

2 / MSFT	2003 PROXY STATEMENT

The Board of Directors met seven times during the last fiscal year. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served during fiscal year 2003. Below is a table that provides membership and meeting information for each of the Board committees:

Name	Audit	Compensation	Finance	Governance & Nominating	Antitrust Compliance

Mr. Gates
Mr. Ballmer
Dr. Cash	X			X	X*
Mr. Gilmartin		X		X*	X
Ms. Korologos		X*	X		X
Mr. Marquardt			X
Mr. Reed	X*	X
Mr. Shirley	X		X*

Total meetings in fiscal year 2003	8	4	4	2	4

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable laws and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Audit Committee:    The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter, which is attached as Exhibit I to this Proxy Statement. The responsibilities calendar is updated annually as necessary to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee.

Compensation Committee:    The primary responsibilities of the Compensation Committee are to (a) review and recommend to the Board the compensation of the Chief Executive Officer and other officers of the Company, (b) review executive bonus plan allocations, (c) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, (d) oversee the Company’s administration of its equity-based compensation and other benefit plans, and (e) approve grants of stock options and stock awards to officers and employees of the Company under its stock plan. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules and regulations. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance, and evolving practices.

Finance Committee:    The primary responsibilities of the Finance Committee are to (a) monitor present and future capital requirements and opportunities pertaining to the Company’s business, and (b) review and provide guidance to the Board of Directors and management about all proposals concerning major financial policies of the Company. The Finance Committee’s role includes designating officers and employees who can execute documents and act on behalf of the Company in the ordinary course of business under previously approved banking, borrowing, and other financing agreements. The specific responsibilities and functions of the Finance Committee are delineated in the Finance Committee Charter.

Governance and Nominating Committee:    The primary responsibilities of the Governance and Nominating Committee are to (a) determine the slate of director nominees for election to the Company’s Board of Directors, (b) identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and (c) review, evaluate, and recommend changes to the Company’s Corporate

3 / MSFT	2003 PROXY STATEMENT

Governance Guidelines. The Governance and Nominating Committee’s role includes periodic review of the compensation paid to non-employee directors for annual retainers (including Board and committee chairs) and meeting fees, if any, and making recommendations to the Board for any adjustments. In addition, the Chair of the Governance and Nominating Committee is responsible for leading the Board of Directors’ annual review of the Chief Executive Officer’s performance. The specific responsibilities and functions of the Governance and Nominating Committee are delineated in the Governance and Nominating Committee Charter. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters. The Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock should be sent to the attention of the Deputy General Counsel, Finance and Operations, of the Company.

Antitrust Compliance Committee:    The Antitrust Compliance Committee was constituted on November 5, 2002. The Committee oversees the performance of the Compliance Officer, who is charged under the Final Judgment entered by the District Court for the District of Columbia in State of New York et al. v. Microsoft Corp., No. 98-1232 (the “Final Judgment”) with developing and supervising Microsoft’s internal programs and processes to ensure compliance with antitrust laws and the Final Judgment. Microsoft’s Compliance Officer reports directly to the Antitrust Compliance Committee and the Chief Executive Officer, and may be removed by the Chief Executive Officer only with the concurrence of the Committee. The specific responsibilities in carrying out the Antitrust Compliance Committee’s oversight role are delineated in the Antitrust Compliance Committee Responsibilities Checklist attached to the Antitrust Compliance Committee Charter. The Compliance Officer is required to maintain a record of complaints received and actions taken by the Company with respect to them and to report credible evidence of violations of the Final Judgment to the Final Judgment plaintiffs. The Antitrust Compliance Committee receives regular reports from the Compliance Officer about the internal compliance programs and processes that are planned and are in place, complaints received and the Company’s response to them, and violations reported to the Final Judgment plaintiffs. In addition, the Antitrust Compliance Committee receives reports from the General Counsel and from other members of management about compliance with the Final Judgment and about other issues that may arise concerning the Company’s compliance with antitrust and competition laws. The Antitrust Compliance Committee can authorize further inquiries into matters reported to it for the purpose of ensuring the adequacy of the Company’s processes and programs for fulfilling its obligations under the Final Judgment and antitrust laws. The Antitrust Compliance Committee provides guidance to the Compliance Officer and to management and reports regularly to the Board of Directors.

Director Compensation.    Messrs. Gates and Ballmer receive no compensation for serving as directors, except that they, like all directors, are eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. During fiscal year 2003, each director, other than Messrs. Gates and Ballmer, received as compensation for serving on the Board of Directors and committees of the Board:

•	An annual retainer of $35,000; and
•	Options to purchase 20,000 shares (adjusted to reflect the 2-for-1 stock split on February 18, 2003) of the Company’s common stock. The exercise price of each option was the closing price of Microsoft common shares on February 13, 2003. The options vest over a 4.5 year period and have a 10-year term.

During fiscal year 2003, the Board of Directors reviewed compensation for non-employee directors. In order to provide competitive compensation to attract and retain qualified non-employee directors, and in light of an increasing workload, the Board of Directors changed the non-employee director cash compensation arrangements effective for fiscal year 2004. Beginning July 1, 2003, the annual cash compensation for serving on the Board of Directors and the committees of the Board will be as follows:

•	An annual retainer of $50,000;
•	An annual retainer of $10,000 for chairs of Board Committees; and
•	A per meeting fee of $1,000 for attendance at special meetings of Board Committees.

In September 2003, the Board evaluated equity compensation for Board members in view of the decision announced in July 2003 to modify the Company’s compensation program by replacing nonqualified stock options with stock awards. The Board expects to grant stock awards to non-employee directors beginning in calendar year 2004 if the shareholders approve Proposal 3 to amend the 1999 Stock Option Plan for Non-Employee Directors.

4 / MSFT	2003 PROXY STATEMENT

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of September 9, 2003, information regarding the beneficial ownership of the Company’s common shares by all directors and nominees for director, the Company’s Chief Executive Officer and the four other highest paid executive officers (the “Named Executive Officers”), and the directors, nominees, and executive officers, as a group.

Names	Amount and Nature of Beneficial Ownership of Common Shares as of 9/9/2003(1)		Percent of Class

William H. Gates III	1,163,499,336	(2)(3)	10.75%
Steven A. Ballmer	410,968,074		3.80%
James I. Cash Jr.	26,708	(4)	*
Raymond V. Gilmartin	16,500	(5)	*
Ann McLaughlin Korologos	47,000	(6)	*
David F. Marquardt	2,518,346	(7)	*
Charles H. Noski	2,400	(8)	*
Helmut Panke	650		*
Wm. G. Reed Jr.	1,248,744	(9)	*
Jon A. Shirley	6,605,130	(10)	*
James E. Allchin	4,625,833	(11)	*
Craig J. Mundie	2,375,177	(12)	*
Jeffrey S. Raikes	13,726,687	(13)	*
Executive Officers, Directors, and Nominees as a group (24 persons)	1,632,652,742	(14)	15.04%

*	Less than 1%
(1)	Beneficial ownership represents sole voting and investment power. To the Company’s knowledge, Mr. Gates was the only shareholder who beneficially owned more than 5% of the outstanding common shares as of September 9, 2003.
(2)	The business address for Mr. Gates is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052.
(3)	Excludes 428,520 shares held by Mr. Gates’ wife, as to which he disclaims beneficial ownership.
(4)	Includes 12,500 options to purchase Company stock exercisable within sixty days of September 9, 2003 (“Vested Options”), and excludes 200 shares held in an account for the benefit of Dr. Cash’s nephew and 192 shares held by an investment club of which Dr. Cash is a member, as to which he disclaims beneficial ownership.
(5)	Includes 15,000 Vested Options, and excludes 1,200 shares held by Mr. Gilmartin’s wife, as to which he disclaims beneficial ownership.
(6)	Includes 45,000 Vested Options.
(7)	Includes 445,000 Vested Options.
(8)	Includes 1,400 shares held in trusts for two of Mr. Noski’s minor children.
(9)	Includes 1,022,000 shares and 20,000 Vested Options held by Riviera LLC, a family limited liability company of which Mr. Reed and his wife own a majority of the membership units, and 25,000 Vested Options held by Mr. Reed directly.
(10)	Includes 1,308,940 shares held by the Shirley Family Limited Partnership, a limited partnership of which Mr. Shirley is the president of the sole general partner, and 285,000 Vested Options.
(11)	Includes 4,620,000 Vested Options.
(12)	Includes 2,370,572 Vested Options.
(13)	Includes 5,460,000 Vested Options.
(14)	Includes 36,611,178 Vested Options.

5 / MSFT	2003 PROXY STATEMENT

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

CASH COMPENSATION

The following table discloses compensation received for the three fiscal years ended June 30, 2003 by the Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compensation(2)

Steven A. Ballmer Chief Executive Officer; Director	2003 2002 2001	$551,667 547,500 494,076	$313,447 205,810 171,444	– – –		– – –	$6,000 5,500 5,100

William H. Gates III Chairman; Chief Software Architect; Director	2003 2002 2001	551,667 547,500 494,992	313,447 205,810 171,762	– – –		– – –	– – –

James E. Allchin Group Vice President, Platforms Group	2003 2002 2001	505,624 495,195 419,576	400,000 400,000 275,000	$383,840 – –	(3)	1,300,000 – 1,000,000	4,000 4,000 3,200

Jeffrey S. Raikes Group Vice President, Productivity and Business Services	2003 2002 2001	524,309 495,083 420,826	300,000 250,000 275,000	383,840 – –	(3)	1,300,000 – 1,000,000	6,000 5,500 5,100

Craig J. Mundie Senior Vice President; Chief Technical Officer, Advanced Strategies and Policy	2003 2002 2001	377,707 347,172 288,899	410,198 280,000 165,000	239,900 – –	(4)	700,000 – 500,000	5,875 6,000 5,578

(1)	The amounts disclosed in the Bonus column were all awarded under the Company’s Executive Bonus Plan.
(2)	The amounts disclosed in the All Other Compensation column include Company contributions under the Company’s 401(k) plan.
(3)	Represents the grant of stock awards under which the executive has the right to receive, subject to vesting, 16,000 shares of common stock. The stock awards vest over five years at 20% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, July 31, 2002, which was $23.99 (as adjusted for the 2-for-1 stock split on February 18, 2003). The value of the stock awards at June 30, 2003 was $410,240. The stock awards are not entitled to dividends or dividend equivalents.
(4)	Represents the grant of stock awards under which the executive has the right to receive, subject to continued employment, 10,000 shares of common stock. The stock awards vest over five years at 20% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, July 31, 2002, which was $23.99 (as adjusted for the 2-for-1 stock split on February 18, 2003). The value of the stock awards at June 30, 2003 was $256,400. The stock awards are not entitled to dividends or dividend equivalents.

6 / MSFT	2003 PROXY STATEMENT

COMPENSATION PURSUANT TO STOCK OPTIONS

The following table sets forth information on option grants in fiscal year 2003 to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	($/Share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					0% ($)	5% ($)	10% ($)

Steven A. Ballmer	–	–	–	–	–	–	–
William H. Gates III	–	–	–	–	–	–	–
James E. Allchin	1,300,000	0.51%	$23.99	07/31/12	–	$19,613,337	$49,704,046
Jeffrey S. Raikes	1,300,000	0.51%	23.99	07/31/12	–	19,613,337	49,704,046
Craig J. Mundie	700,000	0.27%	23.99	07/31/12	–	10,561,027	26,763,717

(1)	All options listed were granted pursuant to the 2001 Stock Plan. Option exercise prices were at the market price when granted. The options have a term of 10 years and vest over 5 years. The exercise price and federal tax withholding may be paid in cash or with shares of Microsoft stock already owned.
(2)	Potential realizable values are based on assumed annual rates of return specified by Securities and Exchange Commission rules. Microsoft management has consistently cautioned shareholders and option holders that such increases in values are based on speculative assumptions and should not inflate expectations of the future value of their holdings.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal year 2003 by the Named Executive Officers and the value of their unexercised options at June 30, 2003.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Ballmer	–	–	–	–	–	–
William H. Gates III	–	–	–	–	–	–
James E. Allchin	880,000	$16,493,904	3,740,000	5,800,000	$5,437,344	$2,145,000
Jeffrey S. Raikes	20,000	536,731	4,460,000	7,000,000	17,524,704	24,050,880
Craig J. Mundie	800,000	17,318,950	1,855,106	3,034,094	–	1,155,000

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

The Company hired Richard Emerson as Senior Vice President, Corporate Development, in November 2000. As part of recruiting Mr. Emerson from the investment banking field, the Company entered into an agreement whereby it advanced $12,000,000 to Mr. Emerson. This advance was made pursuant to a limited recourse promissory note bearing interest at 5.61%. In accordance with its terms, on April 30, 2003 Mr. Emerson repaid the outstanding balance of $13,416,434 by surrendering 1,134,064 vested options.

7 / MSFT	2003 PROXY STATEMENT

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS COMPENSATION COMMITTEE

Compensation Philosophy and Practice

Microsoft’s compensation philosophy is to provide employees with a distinctive overall compensation package and the opportunity for outstanding performers to earn very competitive compensation over the long-term through a pay-for-performance approach. The key objectives of the company’s executive compensation programs are to attract, motivate, and retain executives who drive Microsoft’s success and industry leadership. The programs are designed to:

•	Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of stockholder value.
•	Differentiate strongly so that Microsoft’s best performers receive a highly competitive compensation package.
•	Encourage executives to manage from the perspective of owners with an equity stake in the Company.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

Cash.    This includes base salary and any bonus award earned for the fiscal year’s performance. The Company’s cash compensation policies provide a base salary that is above the average of industry pay levels and offer bonuses that reward superior performance. Executives have the opportunity to earn an annual bonus of up to 100% of base salary based upon individually established performance goals. Individual bonus awards reflect the individual’s performance compared to objectives for the year. For executives and other senior leaders, total compensation at risk increases with responsibility.

Stock-based Incentives.    All employees, including executive officers, have historically been eligible for stock option grants, and stock option grants were awarded during fiscal year 2003. Microsoft’s stock option program was designed to promote excellent performance over an employee’s career through compensation that increases with the Company’s long-term performance. In addition, as part of its review of its equity compensation program, the Company issued stock awards to certain executive officers and senior level personnel during fiscal year 2003. The size of stock option and stock award grants were based on various factors relating to the responsibilities of the individual officers and their expected future contributions.

Changes in Compensation Program

In July 2003, the Company announced changes in its equity compensation program. Effective September 2003, the Company began granting stock awards instead of stock options to employees. A stock award, or restricted stock unit award, is a grant that vests over time. As the stock award vests employees receive Microsoft common shares that they own outright. In the light of the changed economic environment, and in keeping with Microsoft’s progressive compensation philosophy, we believe stock awards are a better way to provide significant equity compensation to employees that is less subject to market volatility.

In addition, Microsoft is instituting the Shared Performance Stock Award program (SPSA), a long-term incentive program under which a significant portion of stock-based compensation for executives and other senior leaders will depend on the growth in the number and satisfaction of our customers over a multi-year period.

SPSA awards are generally made at the beginning of a three-year plan. Executives are given a target award at the beginning of the three-year performance period. At the end of the performance period, the number of stock awards issued will be determined by adjusting upward or downward from the target in a range between 50% and 150% based on the Company’s performance against the objectives established for the performance period. Each stock award is equivalent in value to one share of Microsoft common stock. If Company performance results in a payout, shares of stock are issued at the end of the performance period and as the stock awards vest over the following two years.

How Executive Pay Levels are Determined

Microsoft participates in several executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual incentives, and stock-based and other long-term incentives. These surveys also provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These surveys are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. The comparison group includes a range of leading information technology companies and large market capitalization U.S. companies with whom Microsoft competes for executive talent.

8 / MSFT	2003 PROXY STATEMENT

How Microsoft’s Use of Stock-Based Awards is Determined

As described above, during fiscal year 2003 the Company’s compensation and retention strategy included the use of stock options and stock awards. The level of usage was determined based on factors such as compensation levels at comparison companies relative to Microsoft’s target total compensation levels and desired mix of cash and equity pay. Each year, management determines the appropriate usage, balancing these factors against the projected needs of the business as well as financial considerations, including the projected impact on stockholder dilution. The Company has emphasized differentiation both in executive stock compensation and in the broad-based historical stock option program.

Compensation for the Chairman and Chief Executive Officer

The Compensation Committee annually recommends for approval by the Board the compensation of Steven A. Ballmer, Chief Executive Officer, and William H. Gates III, Chairman and Chief Software Architect. The compensation of Messrs. Ballmer and Gates reflects their status as significant shareholders of the Company. Their salary rates are below competitive levels elsewhere in industry and they do not participate in the Company’s equity compensation program. They are eligible for an annual bonus of up to 100% of their salary based on corporate revenue and profit goals, which are reviewed by the Compensation Committee. As the leaders of the Company they are focused on building long-term success, and as significant shareholders in the Company, their personal wealth is tied directly to sustained increases in the Company’s value.

Tax Deductibility under Section 162(m)

As noted above, the Company’s compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

Raymond V. Gilmartin

Ann McLaughlin Korologos

Wm. G. Reed Jr.

9 / MSFT	2003 PROXY STATEMENT

PERFORMANCE GRAPH

The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on Microsoft common stock with that of the S&P 500 Index and the NASDAQ Computer Index. This graph assumes $100 was invested on June 30, 1998, in each of Microsoft common stock, the S&P 500 companies, and the companies in the NASDAQ Computer Index.

Note: Microsoft management consistently cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG MICROSOFT CORPORATION, THE S&P 500 INDEX

AND THE NASDAQ COMPUTER INDEX

	Cumulative Total Return
	6/98	6/99	6/00	6/01	6/02	6/03
Microsoft Corporation	100	166	148	135	101	95
S&P 500 Index	100	123	132	112	92	92
Nasdaq Computer Index	100	165	304	140	90	104

10 / MSFT	2003 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Gates is the sole shareholder of Corbis Corporation, a company that provides digitized images and production services. The Company paid Corbis approximately $282,000 in fiscal year 2003 as licensing fees for digital images. Those licenses were entered into at arm’s length, and are similar to license agreements Microsoft may enter into from time to time with other providers of digital images. The terms of the Corbis transactions are established by Corbis and the relevant business group at Microsoft seeking to use the digital images in Microsoft’s products, services, and marketing materials. The Company believes the terms are no less favorable to Microsoft than what are offered by Corbis to other large customers. Mr. Gates is not involved in negotiating agreements with Corbis or setting price or other relevant terms, either on behalf of Microsoft or Corbis. Microsoft’s board of directors was made aware of these arrangements.

A son of Mr. Shirley, a director of the Company; a brother and brother-in-law of Orlando Ayala, one of the Company’s executive officers during fiscal year 2003; a brother-in-law of Robert J. (Robbie) Bach, an executive officer of the Company; and a brother-in-law of Eric D. Rudder, an executive officer of the Company, were employed by the Company or one of its subsidiaries in fiscal year 2003, and each of them received fiscal year 2003 compensation that exceeded $60,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Mr. Shirley was late in filing a Report on Form 5 relating to a gift of stock to a museum in June 2002 and in filing a Report on Form 4 relating to the sale of stock to a charitable remainder trust in January 2003. David W. Cole, one of the Company’s executive officers, was late in filing a Report on Form 5 relating to a gift of stock to a charitable foundation in January 2002.

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Committee’s function is more fully described in its charter, which the Board has adopted and is included as Exhibit I to this Proxy Statement. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2003 with the Company’s management and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James I. Cash Jr.

Wm. G. Reed Jr.

Jon Shirley

11 / MSFT	2003 PROXY STATEMENT

FEES PAID TO DELOITTE & TOUCHE LLP

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended June 30, 2003, and June 30, 2002, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

(In millions)

Year Ended June 30	2002	2003

Audit Fees	$7.5	$10.7
Audit Related Fees(1)	5.8	7.7
Tax Fees(2)	.5	1.9
All Other Fees(3)	7.6	7.2

Total	$21.4	$27.5

(1)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s financial statements, and accounting consultations regarding the application of GAAP to proposed transactions.
(2)	Tax Fees consist of the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning (domestic and international).
(3)	All Other Fees consist principally of services supporting the Company’s volume licensing compliance and revenue assurance initiatives, including data analysis, risk assessment, and providing recommendations to improve controls associated with the completeness and accuracy of the Company’s software licensing revenue not included in Audit Related Fees. These services support the Company’s evaluation of the effectiveness of internal controls over revenue recognition, enhance the auditor’s understanding of licensing programs and controls, increase customer license compliance awareness, improve customer satisfaction, and can identify incremental revenue opportunities. Other projects included in this category are assistance with development of a privacy handbook, creation of the initial Information Security Program in compliance with Federal Trade Commission requirements, and strategic analysis to assist Microsoft in .NET implementation in the telecommunications industry. The license compliance fees include indeterminable amounts of Audit and Audit Related fees.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.

A centralized service request function is used to provide an initial assessment of requests for services by the independent auditor for compliance with the auditor services policy. The request must be specific as to the particular services to be provided. If the initial assessment is favorable, the request is forwarded for review to a group whose members come from the Company’s Finance, Legal, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

1.	Request for approval of services at a meeting of the Audit Committee; or
2.	Request for approval of services by a designated member of the Audit Committee.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

12 / MSFT	2003 PROXY STATEMENT

2. PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE 2001 STOCK PLAN

Historically, all Microsoft employees have been eligible to receive grants of stock options. In July 2003, the Company announced that it will change this practice and under its new equity compensation program employees will instead be eligible for stock awards, which will entitle employees to shares of Microsoft common stock as the award vests. Microsoft also announced that it will implement a long-term incentive program under which executives and senior managers will have a significant portion of their equity compensation tied to Company performance, with awards paid out in the form of shares of Microsoft common stock and stock awards. A summary of the long-term incentive program is included in the Compensation Committee report appearing earlier in this Proxy Statement.

The Microsoft Corporation 2001 Stock Plan (the “Stock Plan”) contains a limit on the total number of awards that may be issued under the plan. In addition, the Stock Plan separately limits the number of awards that can be stock awards. “Stock awards” under the Stock Plan are shares of Microsoft common stock or the right to receive shares of Microsoft common stock or their cash equivalent. To accommodate the changes to the Company’s equity compensation program, it is necessary to increase the allowed number of stock awards under the Stock Plan and the Board of Directors has so amended the Stock Plan, subject to shareholder approval. In addition, because the Company expects to grant fewer stock awards than stock options, and in order to reduce the amount of dilutive share issuances that can be made under the Stock Plan, the Board determined that it is appropriate to reduce the total number of shares of any kind that may be granted under the Stock Plan.

At the meeting, shareholders will be asked to approve amendments to the Stock Plan. The Board of Directors recommends approval of the amendments to the Stock Plan so the Company has the flexibility under the Stock Plan to continue implementation of its new compensation program, which the Board believes will allow the Company to continue to attract and retain the best available employees and provide an incentive for employees to use their best efforts on the Company’s behalf.

If approved by shareholders, the amendments to the Stock Plan would:

•	decrease the maximum aggregate number of shares of Company common stock underlying all awards that are allowed to be issued under the Stock Plan by 100,000,000;
•	remove the separate limitation on the number of stock awards allowed to be issued under the Stock Plan; and
•	provide that stock options, if any, transferred to a third party pursuant to a program that allows employees to transfer options to the third party in exchange for cash or other consideration shall be removed from the Stock Plan and the shares underlying the transferred stock options shall not be available for re-grant under the Stock Plan regardless of whether the transferred stock options are exercised or expire without exercise.

If the amendments are approved, fewer total awards may be made under the Stock Plan and all of those awards could be stock awards.

Under the Stock Plan, when an award expires or for any reason shares underlying an award are not delivered in full, such undelivered shares will become available for future awards under the Stock Plan. This provision could have the effect of increasing the number of shares remaining available for grant and the number of stock awards remaining available for grant (to the extent outstanding awards expire without shares being delivered).

Reasons for and Description of Proposed Amendments

Microsoft announced changes to its equity based compensation program in July 2003, as described in the Report of the Compensation Committee appearing earlier in this Proxy Statement. The Company believes that its innovative approach to compensation will offer employees a competitive and more stable level of equity-based compensation than they have received during recent years and that it will help create an environment where the value of individual contributions and collective efforts is appropriately recognized and that encourages people to do their best work. The new program will also give all employees the opportunity to be an owner and to share in the success of the Company, which the Company believes will provide a direct link between the interests of employees and shareholders. The Company views the new compensation plan as another important step in a systematic effort to reshape Microsoft’s business processes and strategy to position the Company for long-term success.

In order to have sufficient shares available under the Stock Plan for stock awards and Shared Performance Stock Awards for the 2003 annual compensation review, the Board amended the Stock Plan on June 12, 2003 to increase the number of stock awards that may be issued under the Stock Plan and the number of stock awards that can be issued with a per share price of less than fair market value on any grant date from 50,000,000 to 80,000,000. The Stock Plan, including the amendments made on June 12, 2003, is filed as an exhibit to our Annual Report on Form 10-K for fiscal year 2003. This amendment was effected by the Board as permitted by then-applicable Nasdaq rules. The amendment did not change the total number of shares available for issuance under the Stock Plan. On September 11, 2003, the Board approved the amended and restated Stock Plan, subject to shareholder approval, which would remove the limitation on the number of stock awards that can be issued under the Stock Plan and the number of stock awards that can be issued with a per share price of less than fair market value on any grant date. In addition, because the Company currently expects to grant fewer stock awards than stock options, and to reduce the amount of dilutive share issuances that can be made under the Stock Plan, the Board determined that it is appropriate to reduce the total number of shares available for grant under the Stock Plan by 100,000,000.

The Company reserves the right to issue stock options and any other awards permitted under the Stock Plan and the Company may make changes to its equity compensation programs generally.

13 / MSFT	2003 PROXY STATEMENT

The Stock Plan currently provides that when an award expires or for any reason shares underlying an award are not delivered in full, the undelivered shares that were subject to the award become available for future awards under the Stock Plan. In connection with its July 2003 announcement regarding changes to its compensation program, the Company announced that it was exploring a program with a third party under which employees could obtain some value for certain of their stock options that have an exercise price above a certain price per share, and the Company currently intends to proceed with such a program (an “option transfer program”). The proposed amendments to the Stock Plan provide that any awards represented by stock options transferred under an option transfer program will be removed from the Stock Plan, and the shares underlying the transferred stock options will not be available for regrant under the Stock Plan, regardless of whether the transferred stock options are exercised or expire without exercise. The Company expects that if it proceeds with an option transfer program, it will provide as a condition of transferability that the transferred options be removed from the Stock Plan and that the shares underlying the transferred stock options will not be available for re-grant under the Stock Plan, whether or not the amendments to the Stock Plan are approved.

If shareholders do not approve the proposed amendments, the Company will not be able to continue implementing the equity compensation program changes announced in July 2003. Failure to obtain such approval will not prevent the Company from proceeding with an option transfer program.

For these reasons, the Board has unanimously adopted resolutions approving, and recommending to the shareholders for their approval, amendments to the Stock Plan. A copy of the Stock Plan, as amended and restated, for which shareholder approval is being sought may be obtained upon written request to: Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052.

Description of the Stock Plan, as Amended and Restated, Subject to Shareholder Approval

General.    The purposes of the Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to such individuals, and to promote the success of Microsoft’s business by aligning the financial interests of employees and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options, stock awards, and stock appreciation rights may be granted under the Stock Plan. Options granted under the Stock Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or nonqualified stock options.

Administration.    The Stock Plan will be administered by the Board or the Compensation Committee of the Board (hereafter, the “Committee”).

Plan Benefits.    Because benefits under the Stock Plan will depend on the Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees if the Stock Plan is approved by the shareholders.

Eligibility.    Incentive stock options may be granted only to employees of the Company or its subsidiaries. Nonqualified stock options, stock awards, and stock appreciation rights awards may be granted under the Stock Plan to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been made. The Committee, in its discretion, will select the individuals to whom options, stock awards, and stock appreciation rights will be granted, the time or times at which such awards are granted, and the number of shares subject to each grant.

Shares Subject to the Stock Plan.    The total number of shares of Company common stock which may be awarded and delivered under the Stock Plan are (a) the number of shares that remained available for future awards under the Company’s 1991 Stock Option Plan as of January 1, 2001, the effective date of the Stock Plan, (b) plus any shares represented by awards under the 1991 Stock Option Plan which are forfeited, expire, cancelled without delivery of shares, or otherwise result in the return of shares to the Company, (c) minus 100,000,000 shares. In addition, when any award under the Stock Plan expires or for any reason shares underlying an award are not delivered in full, the undelivered shares will become available for future awards under the Stock Plan. Notwithstanding the foregoing, any awards represented by stock options transferred under an option transfer program shall be removed from the Stock Plan, and the shares underlying the transferred stock options shall not be available for regrant under the Stock Plan, regardless of whether the transferred stock options are exercised or expire without exercise. The shares which may be awarded and delivered under the Stock Plan may be authorized, but unissued, or reacquired common shares.

Limitations.    The Stock Plan provides that the maximum aggregate number of Company common shares underlying all awards to be granted to any person in any single fiscal year of the Company is 20,000,000 shares of common stock. The aggregate number of shares underlying all nonqualified stock options and all stock appreciation rights that may be granted under the Stock Plan at exercise prices which are less than fair market value at the dates of such grants may not exceed 50,000,000.

14 / MSFT	2003 PROXY STATEMENT

Terms and Conditions of Awards.    Each award is to be evidenced by an award agreement between the Company and the individual awardee and is subject to the following additional terms and conditions:

Exercise Price.    The Committee will determine the exercise price for the shares of common stock underlying each award at the time the award is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option or stock appreciation right may not be less than 75% of the fair market value of the common stock on the date such award is granted, except that certain replacement (conversion) options with lower exercise prices for the underlying shares may be granted, in connection with acquisitions, to employees, consultants and advisors of entities to be acquired by the Company. The fair market value price for a share of Company common stock underlying each award is the closing price per share on Nasdaq on the date the award is granted. The closing price for one share of Microsoft common stock on September 12, 2003 was $28.34. No award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Company’s capitalization), if the effect would be to reduce the exercise price for the shares underlying such award.

Exercise of Award; Form of Consideration.    The Committee will determine when awards become exercisable. The means of payment, if any, for shares issued upon exercise of an award will be specified in each award agreement. The Stock Plan permits payment to be made by cash, check, broker assisted same day sales, and, in the case of certain executive officers, by delivery of other shares of Company stock which they have owned for six months or more as of the exercise date. For nonqualified stock options, stock grants, and stock received upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. An award under the Stock Plan may permit or require that such withholding tax obligations be paid by having the Company withhold shares of common stock having a value equal to the amount required to be withheld.

Term of Award.    The term of an award may be no more than ten years from the date of grant. No award may be exercised after the expiration of its term.

Death or Disability.    If an awardee’s employment or consulting relationship terminates as a result of his or her death, then all awards he or she could have exercised at the date of death, or would have been able to exercise within the following 12 months if the employment or consulting relationship had continued, may be exercised within the 12 month period following the awardee’s death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. If an awardee’s employment or consulting relationship terminated prior to the date of death, and the awardee’s awards had not yet expired at the time of his or her death, the award may be exercised at any time within 12 months following the date of death by the awardee’s estate or by a person who acquires the right to exercise the award by bequest or inheritance, but only to the extent of the right to exercise that had accrued as of the date of termination of employment or consulting relationship. In addition, if an awardee’s employment or consulting relationship terminates as a result of the awardee’s total and permanent disability, then the awardee may, within 18 months after the termination, exercise all awards he or she could have exercised at the termination date, or would have been able to exercise within the 12 month period following the termination if the employment or consulting relationship had continued, provided that no such award may be exercised after expiration of the term specified in the award agreement.

Nontransferability of Awards.    Unless otherwise determined by the Committee, awards granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the awardee’s lifetime only by the awardee.

Other Provisions.    An award agreement may contain other terms, provisions, and conditions not inconsistent with the Stock Plan, as may be determined by the Committee.

Stock Awards.    Stock awards may be granted alone, in addition to, or in tandem with other awards under the Stock Plan. Unless the Committee determines otherwise, the stock award agreement will provide that any non-vested stock is forfeited back to the Company upon the awardee’s termination of employment for any reason. The forfeiture provisions for the non-vested stock will lapse at a rate determined by the Committee.

Stock Appreciation Rights.    Stock appreciation rights (SARs) may be granted alone (Stand-alone SARs), in addition to, or in tandem (Tandem SARs) with other awards under the Stock Plan. Upon exercise of a Stand-alone SAR, the awardee will be entitled to receive the excess of the fair market value on the exercise date of the Company common shares underlying the SAR over the aggregate base price applicable to such shares; provided that the base price per share may not be less than the fair market value of such shares on the grant date. An awardee granted a Tandem SAR will be required to elect between exercising the underlying option and surrendering the option in exchange for a distribution from the Company equal to the excess of the fair market value on the surrender date of the shares that could

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have been acquired under the option over the aggregate exercise price payable for such shares. Any such surrender must be first approved by the Committee. Distributions to the awardee may be made in common stock, in cash, or in a combination of stock and cash, as determined by the Committee.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets.    In the event that the Company’s stock changes by reason of any stock split, dividend, combination, reclassification, or other similar change in the Company’s capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any award outstanding under the Stock Plan, and the exercise price for shares subject to any such outstanding award.

In the event of a liquidation or dissolution, any unexercised awards will terminate. In the event of a change of control of the Company, as determined by the Board, the Board, in its discretion, may provide for the assumption, substitution, or adjustment of each outstanding award.

Amendment and Termination of the Stock Plan.    The Board may amend, alter, suspend, or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with applicable laws. No such action by the Board or shareholders may alter or impair any award previously granted under the Stock Plan without the written consent of the awardee. The Stock Plan shall remain in effect until terminated by action of the Board or operation of law.

Federal Income Tax Consequences Relating to the 2001 Stock Plan, as Amended and Restated

The U.S. federal income tax consequences to the Company and its employees of awards under the Stock Plan are complex and subject to change. The following discussion, which has been prepared by the law firm of Preston Gates & Ellis LLP, counsel to the Company, is only a summary of the general rules applicable to the Stock Plan. Recipients of awards under the Stock Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.

Options

As noted above, options granted under the Stock Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options

If an option granted under the Stock Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income.) The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

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The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Stock Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Company’s common stock associated with such stock award is received in an amount equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested (i.e., if the employee is required to work for a period of time in order to have the right to sell the stock) when it is received under the Stock Plan and the recipient had not elected otherwise, the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. The income realized by the recipient will generally be subject to U.S. income and employment taxes.

In the case of stock awards that take the form of the Company’s unfunded and unsecured promise to issue common stock at a future date, the grant of this type of stock award is not a taxable event to the recipient because it constitutes an unfunded and unsecured promise to issue shares of Company common stock at a future date. Once this type of stock award vests and the recipient receives the Company common shares, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

The recipient’s basis for determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested, as applicable. Upon the disposition of any stock received as a stock award under the Stock Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if, at the time of disposition, the shares have been held for more than one year since the recipient recognized compensation income with respect to such shares.

In the event that a recipient of a stock award receives the cash equivalent of Company common stock (in lieu of actually receiving Company common stock), the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received.

In the year that the recipient of a stock award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

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Stock Appreciation Rights

As discussed above, the Company may grant either Stand-alone SARs or Tandem SARs under the Stock Plan. Generally, the recipient of a Stand-alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-alone SARs, if the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to Tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-alone SARs or Tandem SARs. However, upon the exercise of either a Stand-alone SAR or a Tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendments to the Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

3. PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE 1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

At the meeting, the shareholders will be asked to approve amendments to the 1999 Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”) to allow for the grant of stock awards under the plan. Stock awards are a grant of shares or a right to receive shares or their cash equivalent. The Directors’ Plan currently only provides for the grant of stock options to non-employee directors. As discussed in Proposal 2, in July 2003, the Company announced a change in its equity compensation program for employees under which employees will be eligible for stock awards. Directors who are not also employees of the Company are not eligible to participate in the 2001 Stock Plan, and therefore, are not currently eligible to receive stock awards.

The Company believes that the principles underlying the change to stock awards in its equity compensation program for employees also apply to equity compensation for directors. It is important for the Company to have the flexibility to grant stock awards under the Directors’ Plan to allow the Company to continue to attract and retain Board members. In addition, because the Company expects to grant fewer stock awards than stock options, and in order to reduce the amount of dilutive share issuances that can be made under the Directors’ Plan, the Board determined that it is appropriate to reduce the total number of shares that may be granted under the Directors’ Plan. For these reasons, the Board has unanimously adopted resolutions approving, and recommending to the shareholders for their approval, the amendments to the Directors’ Plan. A copy of the Directors’ Plan, as amended and restated, may be obtained upon written request to: Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052.

If approved by shareholders, the amendments to the Directors’ Plan would:

•	change the name of the plan to the “Microsoft Corporation 1999 Stock Plan for Non-Employee Directors”;
•	decrease the maximum aggregate number of shares of Company common stock underlying all awards that may be issued under the Stock Plan by 500,000; and
•	permit the Board of Directors (or an appropriate committee thereof) to grant stock awards to non-employee directors.

The Directors’ Plan as originally approved by shareholders authorized the issuance of 4,000,000 shares. The amendments would reduce that amount to 3,500,000 and permit the issuance of all of those shares in the form of stock awards.

Description of the Directors’ Plan, as Amended and Restated, Subject to Shareholder Approval

General.    The purpose of the Directors’ Plan is to attract and retain the services of experienced and knowledgeable non-employee directors for the benefit of Microsoft and its shareholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its shareholders through continuing ownership of the Company’s common stock.

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Administration.    The Board of Directors has authority to grant awards to non-employee directors and is responsible for the general administration and interpretation of the Directors’ Plan.

Plan Benefits.    Because benefits under the Directors’ Plan will depend on the Board’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by all current directors who are not executive officers as a group or to each nominee for election as a director who is a non-employee of the Company if the amendments to the Directors’ Plan are approved by the shareholders. In the fiscal year ended June 30, 2003, options to purchase 120,000 shares of the Company’s common stock were granted to non-employee directors. The closing price of Microsoft common stock on September 12, 2003 was $28.34.

Eligibility.    Each director who is not, and has not been during the immediately preceding 12-month period, an employee of the Company or any subsidiary of the Company is eligible to participate in the Directors’ Plan. The Board has reserved the discretion to determine that one or more directors will not be eligible for a specified year or for an indefinite period.

Shares Subject to the Directors’ Plan.    An aggregate of 3,500,000 shares of common stock have been reserved for issuance under the Directors’ Plan. In order to reflect the fact that the plan provides for the grant of both stock options and stock awards, the Directors’ Plan has been renamed the “Microsoft Corporation 1999 Stock Plan for Non-Employee Directors.” Options and stock awards are referred to collectively in the plan as “awards”.

Limitations.    Each eligible non-employee director will be eligible to receive a stock award of up to 10,000 shares on an annual basis. Each of the six continuing non-employee directors of the Company will be eligible to receive these discretionary awards in the coming fiscal year. The Directors’ Plan will permit the Company to grant awards for up to 25,000 shares of common stock to each new non-employee director at the time of his or her initial election to the Board. The Board has determined that the two nominees for election at this meeting who have not previously served as directors of the Company will not be eligible for such an award and instead, if elected, will receive their first award as part of the award made annually to each director.

Options.    The exercise price and vesting schedule for all options granted under the Directors’ Plan will be set by the Board in its discretion. Options granted under the Directors’ Plan will become fully exercisable if the director ceases to serve on the Board for any reason within one year following any Change in Control of the Company (as defined in the Directors’ Plan). Options may be exercised only while the option holder is a director of the Company, within 180 days after the date the option holder terminates as a director, or within 180 days after the death of the option holder. During the option holder’s lifetime, an option is exercisable only by the option holder. Options are not transferable except upon the death of the option holder, or as the Board of Directors may otherwise permit. At the date of exercise, the option holder may pay the full option price in cash or in shares of common stock previously acquired by the option holder valued at fair market value. The use of previously acquired shares to pay the option price enables the option holder to avoid the need to fund the entire purchase with cash. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the Directors’ Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Stock Awards.    Stock awards may be granted either alone, in addition to, or in tandem with other awards granted under the Directors’ Plan. After the Board of Directors determines that it will offer a stock award, the Company will advise the director in writing or electronically, by means of an “award agreement,” of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of shares that the director will be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the director must accept the offer. Unless the Board of Directors determines otherwise, the award agreement will provide for the forfeiture of the non-vested shares underlying such stock award upon the director ceasing to be a director for any reason, including death. To the extent that the director purchased the shares granted under the stock award and any such shares remain non-vested at the time the director ceases to be a director, the cessation of director status will cause an immediate sale of such non-vested shares to the Company at the original price per share paid by the director. Stock awards granted under the Directors’ Plan will become fully vested and nonforfeitable if the director ceases to serve on the Board for any reason within one year following any Change in Control of the Company (as defined in the Directors’ Plan).

Termination and Amendment.    Unless it is terminated sooner, the Directors’ Plan will terminate on November 10, 2009. The Board of Directors may at any time terminate the Directors’ Plan or make any modification or amendment that it deems advisable; provided, however, that shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which awards may be granted under the Directors’ Plan, (b) modify the class of persons eligible to receive awards, or (c) otherwise require shareholder approval under any applicable law or regulation. In addition, the Board of Directors will not amend the provisions in the Directors’ Plan

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regarding the amount, pricing, and timing for grants pursuant to the Directors’ Plan more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Termination or any modification or amendment of the Directors’ Plan will not, without the consent of an award holder, affect his or her rights under an award previously granted to him or her.

Federal Income Tax Consequences Relating to the Directors’ Plan, as Amended and Restated

The U.S. federal income tax consequences to the Company and recipients of awards under the Directors’ Plan are complex and subject to change. The following discussion, which has been prepared by the law firm of Preston Gates & Ellis LLP, counsel to the Company, is only a summary of the general rules applicable to the Directors’ Plan. Recipients of awards under the Directors’ Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Directors’ Plan. The tax consequences related to the issuance of each is discussed separately below.

Nonqualified Stock Options

Options granted under the Directors’ Plan are nonqualified stock options. Except for the fact that income recognized by the optionee upon the exercise of nonqualified stock options granted under the Directors’ Plan will not be subject to income or other employee withholding taxes, the federal income tax consequences to optionees and the Company with respect to options granted under the Directors’ Plan are the same as those applicable to employees and the Company with respect to nonqualified stock options granted under the Stock Plan. These tax consequences are discussed above under the heading “Federal Income Tax Consequences Relating to the 2001 Stock Plan, as Amended and Restated” and under the sub-heading “Nonqualified Stock Options.”

Stock Awards

Except for the fact that income realized by the recipient of Company common stock upon the vesting of a stock award granted under the Directors’ Plan will not be subject to U.S. income or other employee withholding taxes, the federal income tax consequences to recipients and the Company with respect to stock awards granted under the Directors’ Plan are the same as those applicable to recipients and the Company with respect to stock awards granted under the Stock Plan. These tax consequences are discussed above under the heading “Federal Income Tax Consequences Relating to the 2001 Stock Plan, as Amended and Restated” and under the sub-heading “Stock Awards,” provided that, for purposes of the Directors’ Plan, stock will be viewed as non-vested if the director is required to continue to serve as a director for a period of time in order to have the right to sell the stock.

Vote Required and Board Recommendation

Approval of the amendments to the Directors’ Plan requires more votes in favor of approval of the amendments than those against approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS’ PLAN.

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EQUITY COMPENSATION PLAN INFORMATION

(In millions, except per share amounts)

June 30, 2003	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by security holders	1,553	$29.30	1,058

Equity compensation plans not approved by security holders	–	–	–

Total(4)	1,553	$29.30	1,058

(1)	Includes 4 million shares issuable upon vest of outstanding stock awards granted under the 2001 Stock Plan.
(2)	The weighted-average exercise price does not take into account the 4 million shares issuable upon vest of outstanding stock awards, which have no exercise price.
(3)	Includes 192 million shares remaining available for issuance as of June 30, 2003 under the 2003 Employee Stock Purchase Plan.
(4)	Does not include options to purchase an aggregate of 1.1 million shares, at a weighted average exercise price of $35.03, granted under a plan assumed in connection with an acquisition transaction. No additional options may be granted under this assumed plan.

4. SHAREHOLDER PROPOSAL

Sheila K. Kippley, 2911 Werk Road, Cincinnati, Ohio 45211-7018, has notified the Company that she intends to submit the following proposal at this year’s annual meeting:

Resolved: The shareholders request the company to refrain from making direct charitable contributions. If the company wishes, it could pay a dividend and send a note to shareholders suggesting they contribute it to their favorite charity.

Supporting Statement

Thomas Jefferson once wrote, “To compel a man to furnish contributions of money for the propagation of opinions which he disbelieves is sinful and tyrannical.” Choice is a popular word in our culture. Nobel prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level, we have usurped the right and duty of individuals to support their favorite charities. We may, also, be forcing thousands of people to finance causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what the choice is all about, that is, abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate cloning or the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point. Today, many charities are involved in activities that are divisive and not universally supported. Microsoft employees and shareholders represent a broad range of interests. It is truly impossible to be sensitive to the moral, religious and cultural beliefs of so many people. Rather than compel our stakeholders to support potentially controversial charitable groups, we should refrain from giving their money away for them. Let each person choose. The importance of individual choice is perhaps exceeded only by the importance of the life of each individual.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

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The Board recommends a vote against this proposal for the following reasons.

Microsoft is proud of its commitment to community and its charitable giving history. For more than 20 years, Microsoft and its employees have made contributions of cash and software to nonprofit organizations around the world that touch the lives of millions of people. The Company shares resources, innovative technology, and ideas in partnership with organizations, especially those who work in underserved or disadvantaged communities.

Microsoft believes that its corporate contributions are important to its mission of enabling people and businesses throughout the world to realize their full potential. The Company’s philanthropy focuses on improving lifelong learning for disadvantaged young people and adults by providing technology skills through community technology and learning centers (CTLCs). The Company believes that by providing technical skills training to disadvantaged individuals, it can partner to use information technology to help create social and economic opportunities that improve peoples’ lives and their communities. Microsoft focuses the majority of its global corporate philanthropy and partnerships on achieving that goal.

Here are a few specific examples of how Microsoft is helping nonprofits and people in the United States and around the world:

•	Club Tech–United States. Founded in 2000 with a donation of cash, software, and technical expertise from Microsoft, Club Tech was created to support the information technology programs of Boys & Girls Clubs of America. The Club Tech program was recently introduced into its 1000th club and will be extended to more than 3.3 million children and teens in nearly 2,600 Boys & Girls Clubs in the nation within the next three years.
•	Digital Villages–South Africa. Microsoft, with local and national partners, established nine Digital Villages throughout South Africa beginning in 1997. Digital Villages provide community members with technology access and training that may help them obtain employment. Each Digital Village is equipped with computers, Internet access, and the latest Microsoft software and books, and is managed by community members trained in information technology and management skills. Partners include Hewlett-Packard, Intel, Mustek, Pinnacle, Ultra Technologies, Compucomp, Africare, SAPPI, Old Mutual, Kodak, Arivia.kom, and local governments and communities.
•	YWCA of Fargo–Moorhead, Fargo, ND — The YWCA provides services and programs for women and girls of all ages and races to empower them socially, economically, politically, spiritually, and physically. The Fargo YWCA operates an emergency shelter for female domestic violence victims and homeless families. Cash and software from Microsoft will enable the YWCA to establish a computer lab in the shelter for women to improve their job skills, explore starting business, and complete their school work, and to aid children at the shelter in completing their homework.
•	Sri Kanchi Kamakoti Trust, India — The Sri Kanchi Kamakoti Trust is a nonprofit organization providing vocational and information technology skills training to disadvantaged children. A donation from Microsoft helps the Trust provide computers, software, and training to children in India who are unable to continue beyond high school. The Trust works with Guru Parampara Academy of Computer Sciences to offer these children IT training, employment counseling, and certification opportunities.
•	Microsoft Employee Giving Programs — More than 62 percent of U.S.-based Microsoft employees support nonprofit organizations through direct contributions of cash or software, and Microsoft matches donations by U.S.-based employees to such organizations up to certain limits.

The Board believes that by making charitable contributions and supporting a culture of giving among its employees, Microsoft strives to fulfill a role as a good corporate citizen and helps disseminate information technology to people who would not otherwise have access to it. These charitable contributions have benefited countless thousands of people around the world and the goodwill generated by our giving underscores our commitment to making a real and lasting difference in people’s lives. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR 2004 ANNUAL MEETING

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement must submit their proposals so that they are received at Microsoft’s principal executive offices no later than the close of business on June 1, 2004. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our Bylaws, in order to be properly brought before the 2004 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of Microsoft at its principal executive offices not less than 120 nor more than 180 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than April 2, 2004 and no later than June 1, 2004, unless our annual meeting date is more than 30 days before or after November 11, 2004. If our 2004 annual meeting date is advanced or delayed by more than 30 days from this year’s meeting date, then proposals must be received no later than the close of business on the later of the 90th day before the 2004 Annual Meeting or the 15th day following the date on which the meeting date is publicly announced.

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To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel with regard to our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2004 annual meeting should be addressed to Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Georgeson Shareholder Communications may solicit proxies at an approximate cost of $62,500 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

VOTING PROCEDURES

Tabulation of Votes:    Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services, LLC.

Effect of an Abstention and Broker Non-Votes:    A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers and the New York Stock Exchange, brokers holding stock for the accounts of their clients who have not been given specific voting instructions are not allowed to vote client proxies on Proposals 2 and 3 relating to the amendment of 2001 Stock Plan and the 1999 Stock Option Plan for Non-Employee Directors but are allowed to vote client proxies on other matters.

AUDITORS

Representatives of Deloitte & Touche LLP, independent public auditors for the Company for fiscal 2003 and the current fiscal year, will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the Securities and Exchange Commission) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Redmond, Washington, September 29, 2003.

23 / MSFT	2003 PROXY STATEMENT

EXHIBIT I

As part of the commitment of the Company and the Board of Directors to good governance practices, the Audit Committee regularly reviews its charter and recommends to the Board changes to the charter. The Board adopted changes to the charter in June 2003.

MICROSOFT CORPORATION AUDIT COMMITTEE CHARTER

ROLE

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company (the “independent auditor”), performance of the internal auditor and the Company’s internal audit function, and such other duties as directed by the Board. The Committee’s role includes discussing with management the Company’s processes to manage financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee has sole authority over the appointment and replacement of the independent auditor and is directly responsible for compensation, and oversight of the independent auditor.

MEMBERSHIP

The membership of the Committee consists of at least three directors. Each member shall meet the experience requirements of the listing standards of The Nasdaq Stock Market and applicable laws and regulations. Each member will be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations will be followed in evaluating a member’s independence. Committee members will not serve simultaneously on the audit committees of more than two other public companies. The Board appoints the chairperson.

OPERATIONS

The Committee meets at least once each quarter. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee will be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision hereof, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of Washington.

COMMUNICATIONS/REPORTING

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, the Company’s internal auditors, and the Company’s management. This communication will include periodic separate executive sessions with each of these parties.

EDUCATION

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

24 / MSFT	2003 PROXY STATEMENT

RESPONSIBILITIES

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Calendar. As the compendium of Committee responsibilities, the most recently updated Responsibilities Calendar will be considered to be an addendum to this Charter. The Committee will review and reassess the adequacy of this Charter annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices and recommend any proposed changes to the Board.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

Last Revised: June 12, 2003

25 / MSFT	2003 PROXY STATEMENT

MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings

	RESPONSIBILITY	Winter	Spring	Summer	Fall	As Needed

1.	The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.					X

2.	The Committee will have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee will have the authority, as it deems necessary or appropriate, to retain independent legal, accounting or other advisors.					X

3.	The Committee will meet quarterly or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.					X

4.	The agenda for Committee meetings will be prepared in consultation between the Committee chair (with input from the Committee members), Finance management, the General Auditor and the independent auditor	X	X	X	X	X

5.	Provide an open avenue of communication between the General Auditor, the independent auditor, Finance management and the Board of Directors. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.					X

6.	Review and update the Audit Committee Charter and Responsibilities Calendar annually.				X

7.	Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.			X

8.	Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.					X

9.	Appoint and replace the independent auditor and approve the terms on which the independent auditor is engaged.	X

10.	Provide oversight of the independent auditor and resolve any disagreements between management and the independent auditor about financial reporting.	X	X	X	X

11.	Establish and oversee a policy designating permissible services that the independent auditor may perform for the Company and providing for pre-approval of those services by the Committee, subject to the de minimis exceptions permitted under applicable rules.	X	X	X	X	X

12.	Review and approve the appointment or change in the General Auditor.					X

13.	Confirm annually the independence of the independent auditor and quarterly review the firm’s non-audit services and related fees.			X

14.	Verify the Committee consists of a minimum of three members who are financially literate, including at least one member who has financial sophistication.				X

15.	Review the independence of each Committee member based on NASDAQ and SEC rules.				X

16.	Inquire of Finance management, the General Auditor, and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.					X

17.	Review with the General Auditor, the independent auditor and Finance management the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.	X				X

26 / MSFT	2003 PROXY STATEMENT

MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings

	RESPONSIBILITY	Winter	Spring	Summer	Fall	As Needed

18.

Consider and review with Finance management, the independent auditor and the General Auditor:

a.   The Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment. [1]

X
	b. The adequacy of the Company’s internal controls including computerized information system controls and security.			X
c. Any related significant findings and recommendations of the independent public accountants and internal audit together with management’s responses thereto.

19.	Review with Finance management any significant changes to GAAP and/or MAP policies or standards.	X	X	X	X

20.	Review with Finance management and the independent auditor at the completion of the annual audit:			X		X

a.   The Company’s annual financial statements and related footnotes.

b.   The independent auditor’s audit of the financial statements and its report thereon.

c.   Any significant changes required in the independent auditor’s audit plan.

d.   Any serious difficulties or disputes with management encountered during the course of the audit.

e.   Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

21.	Review with Finance management and the independent auditor at least annually the Company’s critical accounting policies.			X		X

22.	Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business.				X

23.

Consider and review with Finance management and the General Auditor:

a.   Significant findings during the year and management’s responses thereto.

b.   Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c.   Any changes required in planned scope of their audit plan.

X

24.	The Chairman of the Audit Committee will participate in a telephonic meeting among Finance management, the General Auditor and the independent auditor prior to earnings release.	X	X	X	X

25.	Review the periodic reports of the Company with Finance management, the General Auditor and the independent auditor prior to filing of the reports with the SEC.	X	X	X	X

26.

In connection with each periodic report of the Company, review

a.   Management’s disclosure to the Committee and the independent auditor under Section 302 of the Sarbanes-Oxley Act.

b.   The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

		X	X	X	X

27.	Monitor the appropriate standards adopted as a code of conduct for Microsoft Corporation. Review with Finance management and the Office of Legal Compliance the results of the review of the Company’s monitoring compliance with such standards and its compliance policies.				X	X

1	Effective beginning fiscal year 2004

27 / MSFT	2003 PROXY STATEMENT

MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings

	RESPONSIBILITY	Winter	Spring	Summer	Fall	As Needed

28.	Review with the Compliance Officer legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.	X	X	X	X

29.	Develop and oversee procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters				X	X

30.	Meet with the independent auditor in executive session to discuss any matters that the Committee or the independent auditor believes should be discussed privately with the Audit Committee.	X	X	X	X

31.	Meet with the General Auditor in executive session to discuss any matters that the Committee or the General Auditor believes should be discussed privately with the Audit Committee.	X	X	X	X

32.	Meet with Finance management in executive sessions to discuss any matters that the Committee or Finance management believes should be discussed privately with the Audit Committee.					X

Revised June 12, 2003

28 / MSFT	2003 PROXY STATEMENT

MICROSOFT CORPORATION

P R O X Y

FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 11, 2003 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Δ    FOLD AND DETACH HERE    Δ

You can now access your Microsoft Corporation account online.

Access your Microsoft Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Microsoft Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status • View certificate history • View book-entry information • Consent to electronic delivery through MLink	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•        SSN or Investor ID

•        Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•        SSN or Investor ID

•        PIN

•        Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•        Certificate History

•        Book-Entry Information

•        Issue Certificate

•        Payment History

•        Address Change

•        Duplicate 1099

•        Consent to electronic delivery through MLink

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Please mark your votes as indicated	☒

FOR election of all nominees	WITHHOLD vote from all nominees	FOR	AGAINST	ABSTAIN

1. Election of directors (The Board recommends a vote for each of the following nominees):

01 William H. Gates III

02 Steven A. Ballmer

03 James I. Cash Jr.

04 Raymond V. Gilmartin

05 Ann McLaughlin Korologos

06 David F. Marquardt

07 Charles H. Noski

08 Helmut Panke

09 Wm. G. Reed Jr.

10 Jon A. Shirley

Except for nominee(s) listed below from whom vote is withheld:

☐	☐

2. Adoption of the Amendments to the 2001 Stock Plan (The Board recommends a vote for this proposal)

3. Adoption of the Amendments to the 1999 Stock Option Plan for Non-Employee Directors (The Board recommends a vote for this proposal)

4. Shareholder Proposal (The Board recommends a vote against this proposal)

		☐ FOR ☐ FOR ☐	☐ AGAINST ☐ AGAINST ☐	☐ ABSTAIN ☐ ABSTAIN ☐

IMPORTANT—PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature                                                                   Signature if held jointly                                                                       Dated:                                         , 2003

Δ    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    Δ

Your vote is important! You can vote in one of three ways:

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Vote by Internet

http://www.eproxy.com/msft

24 hours a day / 7 days a week

Instructions: Follow the instructions at our Internet address above.

If you wish to access future annual reports and proxy statements electronically via the Internet and no longer receive printed material, please provide your consent when you vote online.

Vote by Telephone

(800) 435-6710 via touch tone phone

Toll-free 24 hours a day / 7 days a week

Instructions: Have your proxy card in hand Call toll-free (800) 435-6710 on a touch tone telephone. There is no charge to you for this call.

You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form. Follow the recorded instructions.

Vote by Proxy Card Enclosed With postage-free return envelope Instructions: Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

NOTE: If you voted by internet or telephone,

there is no need to mail back your proxy card.

Thank you for voting!

MICROSOFT CORPORATION

P R O X Y

FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 11, 2003 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Δ    FOLD AND DETACH HERE    Δ

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Please mark your votes as indicated	☒

FOR election of all nominees	WITHHOLD vote from all nominees	FOR	AGAINST	ABSTAIN

1. Election of directors (The Board recommends a vote for each of the following nominees):

01 William H. Gates III

02 Steven A. Ballmer

03 James I. Cash Jr.

04 Raymond V. Gilmartin

05 Ann McLaughlin Korologos

06 David F. Marquardt

07 Charles H. Noski

08 Helmut Panke

09 Wm. G. Reed Jr.

10 Jon A. Shirley

Except for nominee(s) listed below from whom vote is withheld:

☐	☐

2. Adoption of the Amendments to the 2001 Stock Plan (The Board recommends a vote for this proposal)

3. Adoption of the Amendments to the 1999 Stock Option Plan for Non-Employee Directors (The Board recommends a vote for this proposal)

4. Shareholder Proposal (The Board recommends a vote against this proposal)

		☐ FOR ☐ FOR ☐	☐ AGAINST ☐ AGAINST ☐	☐ ABSTAIN ☐ ABSTAIN ☐

IMPORTANT—PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature                                                                   Signature if held jointly                                                                       Dated:                                         , 2003

Δ    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    Δ